FRONTIER LOGO
180 South Clinton Avenue
Rochester, NY  14646

PRESS RELEASE


DATE:           April 2, 1996
                FOR IMMEDIATE RELEASE

CONTACT:        John K. Purcell, 716-777-7944 (media)
                Phil Yawman, 716-777-6179 (investors)

SUMMARY:        FRONTIER TO APPOINT MASSARO CFO;
                MOSES RESIGNS FROM CORPORATION


Rochester, New York -- April 2, 1996 -- Marvin C. Moses will resign his post as vice chairman, chief financial officer and director of Frontier Corporation (NYSE:FRO) effective April 30, the company announced today. Ronald L. Bittner, Frontier chairman and CEO, said he plans to have the company's board of directors appoint Louis L. Massaro as chief financial officer. Massaro also will continue in his current role as chief administrative officer.

      Massaro, 49, began his 27-year career with Rochester Telephone, the forerunner of Frontier. He has held a number of operating, staff and executive positions including president of RCI, then the company's long distance subsidiary. He became president of Rochester Telephone operations in 1991. He was named Frontier's chief financial officer in 1993 and in August 1995 was promoted to executive vice president and chief administrative officer.

    "Lou Massaro has a proven record of success as Frontier's CFO before our merger with ALC Communications Corporation. He is a committed, exceptionally well-prepared senior officer. We're fortunate that he is re-assuming the CFO position," said Bittner. "During his previous tenure as CFO, Frontier generated consistently strong operating results. He led our largest-ever equity offering and successfully negotiated several long distance acquisitions. Those included the ALC merger making Frontier the nation's fifth-largest long distance company."

    Moses, 51, joined Frontier's management team as CFO after its August 16 merger with ALC Communications Corporation. He was named vice chairman in November 1995. He had served as CFO and executive vice president of ALC.

    "I remain supportive of Frontier, the direction it's taking and its potential," said Moses. Terming his decision a personal one, he added:
"Frankly, I'd like to take some time off before I consider any other opportunities."

    "I received and accepted Marv Moses' resignation with regret," Bittner said. "We'll miss his strong relationships with the financial community. However, I understand his desire to make way for our new management team." Frontier last week announced the appointments of Kevin J. Bennis as president of Frontier Communications and Robert L. Barrett as president of Frontier Network Systems and Services.

     Frontier Corporation is the parent company whose long distance, local telephone and wireless communications subsidiaries offers a range of integrated communications services to more than two million customers nationwide. It was chartered in 1920 as Rochester Telephone Corporation and renamed Frontier on January 1, 1995. The company merged with ALC Communications Corporation (parent company of Allnet Communication Services, Inc.) in August 1995. The combined long distance revenues of Frontier's subsidiaries rank them fifth among long distance companies.


You can now receive a faxed copy of any Frontier Corporation press release dating back to January 1995, free of charge, 24 hours a day. Call 1-800-758-5804, extension 762302. An automated system will provide you with instructions.

Visit Frontier Corporation's home page on the World Wide
Web:http://www.frontiercorp.com